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                                                                    Exhibit 99.1


[US CAN LOGO]
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE:

CONTACT:  Dianne Steele
          Managing Director--Corporate Communication
          U.S. Can Corporation
          (630) 571-2564


                    U.S. CAN ANNOUNCES CASH TENDER OFFER FOR
                   SERIES B 10 1/8% SENIOR SUBORDINATED NOTES

OAK BROOK, IL, AUGUST 23, 2000 -- U.S. Can Corporation (NYSE: USC) today announced that it is commencing a cash tender offer for the approximately $236.6 million aggregate principal amount outstanding of its Series B 10 1/8% Senior Subordinated Notes due 2006 (the "Notes"). The tender offer is being made in connection with the previously announced recapitalization of U.S. Can by Pac Packaging Acquisition Corp. ("PAC"). PAC is a corporation formed by Berkshire Partners LLC, Paul Jones, the Chairman and Chief Executive Officer of U.S. Can, and John Workman, the Chief Financial Officer of U.S. Can. The purchase price for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be an amount based on a 50 basis point spread over the yield of the 6.250% U.S. Treasury Note due October 31, 2001 as of 2:00 p.m., New York City time, on the second business day immediately preceding the expiration date of the tender offer, plus accrued and unpaid interest to, but not including, the date of payment. The tender amount includes a consent payment as described below. The tender offer is scheduled to expire at 11:59 p.m., New York City time, on September 25, 2000, unless extended.

In conjunction with its tender offer, U.S. Can is also soliciting consents from the registered holders of the Notes to effect certain amendments to the indenture under which the Notes were issued. Holders who provide consents to the proposed amendments would receive a consent payment equal to 2.0% of the principal amount of the Notes tendered and accepted for purchase pursuant to the tender offer. To receive a consent payment, holders must provide their consents to the proposed amendments by the Consent Payment Deadline, which is 11:59 p.m., New York City time, on September 11, 2000, unless extended.



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                                    U.S. CAN
                                      -2-


Salomon Smith Barney is the dealer manager and solicitation agent, and MacKenzie Partners, Inc. is the information agent for the tender offer and the solicitation. Requests for documentation should be directed to the information agent at 800-322-2885. Questions regarding the transaction should be directed to Salomon Smith Barney at 800-558-3745.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation.

U.S. Can is a Delaware corporation which is a leading manufacturer of steel containers for personal care, household, automotive, paint, industrial and specialty products in the Unites States and Europe, as well as plastic containers in the United States. U.S. Can also sells food cans in Europe through its subsidiary May Verpackungen. Based in Oak Brook, Illinois, U.S. Can had revenues of $714.1 million in 1999.



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